Exhibit 99.1

ROBERT E. CONWAY APPOINTED TO ARCA BIOPHARMA BOARD OF DIRECTORS

Broomfield, CO, September 4, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that Robert E. Conway, has been appointed to the Company’s Board of Directors. He will serve on the Audit and Compensation Committees of the Board of Directors.

Mr. Conway has over 30 years of executive leadership experience in the pharmaceutical and biotechnology industries. From 1999 to 2012, he served as the Chief Executive Officer and member of the Board of Directors of Array BioPharma, a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Prior to joining Array, Mr. Conway was the Chief Operating Officer and Executive Vice President of Hill Top Research, Inc., from 1996 to 1999. There he managed a network of company-owned research centers, conducting clinical trials for pharmaceutical and biotechnology companies. From 1979 until 1996, Mr. Conway held various executive positions with Corning, Inc., including Corporate Vice President and General Manager of Corning Hazleton, Inc., a contract research organization. Mr. Conway serves as the Chairman of Wall Family Enterprise, a leading library and education supplies company. He is on the Board of Directors of PRA International, Inc. and eResearch Technology, Inc. In addition, Mr. Conway is a member of the Strategic Advisory Committee of Genstar Capital, LLC.

“We are honored to have Bob join the ARCA Board of Directors,” said Dr. Michael R. Bristow, President and Chief Executive Officer of ARCA. “With his significant experience in leading both drug development efforts and companies in the biopharmaceutical sector, Bob will be a valuable addition to the ARCA Board as we continue the development of Gencaro and look to deliver value to our stockholders.”

“I am delighted to join the Board of ARCA at this important point in its development, both for the company and for the cardiology patients we hope to serve,” said Mr. Conway. “We believe there is an unmet medical need for new atrial fibrillation treatments. The GENETIC-AF trial, conducted with the collaboration of Medtronic, will hopefully provide important new data for the atrial fibrillation community.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the Phase 2B portion of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the potential impact of the comparative effectiveness GENETIC-AF trial, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Derek Cole

Investor Relations Advisory Solutions

720.940.2163, derek.cole@arcabiopharma.com

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